Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION BANK REPORTS 2019 FOURTH QUARTER AND FULL YEAR RESULTS

SALT LAKE CITY, UT – January 30, 2020 – Medallion Bank (Nasdaq: MBNKP, “the Bank” or the “Company”), an FDIC-insured bank specializing in recreation and home improvement lending announced today its 2019 fourth quarter and full year results. The Bank is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

2019 Fourth Quarter Highlights

•	Net income was $9.2 million, compared to $2.4 million in the prior year period

•	Net interest income was $27.7 million, compared to $24.4 million in the prior year period

•	Provision for loan losses was $6.3 million, compared to $11.2 million in the prior year period

•	Net charge-offs were 3.19% of average loans outstanding, compared to 6.90% in the 2018 quarter

•	Total assets were $1.20 billion as of December 31, 2019

•	The tier 1 leverage ratio was 19.56% as of December 31, 2019

2019 Full Year Highlights

•	Net income was $23.0 million, up more than 300% from $5.7 million in the prior year period

•	Return on assets was 2.08%, compared to 0.54% in 2018

•	Provision for loan losses was $39.0 million, compared to $50.7 million in the prior year

•	Net charge-offs were 4.30% of average loans outstanding, compared to 5.60% in 2018

•	The recreation loan portfolio grew 20% in 2019

•	The home improvement loan portfolio grew 35% in 2019

•	The medallion loan portfolio decreased from $153.1 million to $107.7 million, or 30%, during 2019

•	Net interest income was $104.2 million, compared to $98.2 million in the prior year, driven by loan growth in the consumer loan portfolios

Donald Poulton, President and Chief Executive Officer of Medallion Bank, stated, “The Bank had a productive fourth quarter as we completed our initial public offering of preferred stock on the Nasdaq Capital Market exchange. We will now report our earnings in conjunction with filing our quarterly Call Report. This was the Bank’s second straight quarter of net income over $9 million and the most profitable six months in company history, which helped to produce a 2.08% return on assets for the year. Our results reflect consistent performance from our recreation and home improvement lending segments, as we continue to liquidate the remaining medallion loan portfolio. With the $46 million preferred stock offering successfully completed in December, and now with more than $229 million of equity, we are positioned for prudent asset growth.”

Recreation Lending Segment

The Bank’s recreation loan portfolio was $722.4 million as of December 31, 2019, compared to $599.7 million at December 31, 2018. Net interest income for the fourth quarter was $22.8 million, compared to $20.1 million in the prior year period. Recreation loans were 66.9% of the Bank’s loans as of December 31, 2019.

Home Improvement Lending Segment

The Bank’s home improvement loan portfolio was $247.6 million as of December 31, 2019, compared to $183.5 million at December 31, 2018. Net interest income for the fourth quarter was $4.5 million, compared to $3.4 million in the prior year period. Home improvement loans were 22.9% of the Bank’s loans receivable as of December 31, 2019.

Medallion Lending Segment

The Banks’s medallion loan portfolio was $107.7 million as of December 31, 2019, compared to $153.1 million at December 31, 2018. Medallion loan delinquencies 90 days or more past due were $0.3 million as of December 31, 2019, compared to $14.2 million at December 31, 2018. Medallion loan delinquencies 30 days or more past due were $10.3 million as of December 31, 2019, compared to $20.5 million at December 31, 2018. The medallion loan portfolio provision for loan losses was $9.7 million in 2019 compared to $30.6 million in 2018. Medallion loans were 9.0% of the Bank’s total assets as of December 31, 2019, compared to 15.0% at December 31, 2018.

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About Medallion Bank

Medallion Bank is a Utah-chartered, FDIC-insured industrial bank headquartered in Salt Lake City, Utah. Medallion Bank specializes in providing consumer loans for the purchase of recreational vehicles, boats, and home improvements. Medallion Bank is a wholly owned subsidiary of Medallion Financial Corp., a finance company that originates and services loans in various industries.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. These statements are often, but not always, made through the use of words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding medallion loan portfolio liquidation and the potential for future asset growth. Medallion Bank’s actual results may differ significantly from the results discussed in such forward-looking statements. In addition, Medallion Bank’s financial results for any period are not necessarily indicative of Medallion Financial Corp.’s results for the same period. For a description of certain risks to which Medallion Bank is or may be subject, please refer to the factors discussed under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in the offering circular attached as Exhibit 99.1 to Medallion Bank’s Form 10 filed with the FDIC. The Bank’s Form 10 and other FDIC filings are available in the Investor Relations section of the Bank’s website.

Company Contact:

Alex E. Arzeno

Investor Relations

212-328-2168

InvestorRelations@medallion.com

MEDALLION BANK

STATEMENTS OF INCOME

(UNAUDITED)

	For the Three Months Ended December 31		Year Ended December 31
(Dollars in thousands)	2019	2018	2019	2018
Total interest income	$33,846	$29,406	$126,723	$116,073
Total interest expense	6,112	4,965	22,521	17,844

Net interest income	27,734	24,441	104,202	98,229
Provision for loan losses	6,349	11,224	39,050	50,673

Net interest income after provision for loan losses	21,385	13,217	65,152	47,556

Other income (loss)
Write-downs of loan collateral in process of foreclosure	(134)	(1,791)	(2,543)	(12,590)
Gain on sale of loans	—	—	—	2,914
Other non-interest income	17	27	305	237

Total non-interest income (loss), net	(117)	(1,764)	(2,238)	(9,439)

Non-interest expense
Loan servicing	2,725	2,527	10,610	10,211
Salaries and benefits	2,259	1,941	8,806	7,709
Collection costs	1,636	1,241	5,519	4,282
Professional fees	770	362	2,722	1,312
Regulatory fees	526	574	1,722	2,349
Occupancy and equipment	173	162	576	565
Other	832	(74)	3,527	2,451

Total non-interest expense	8,921	6,733	33,482	28,879

Income before income taxes	12,347	4,720	29,432	9,238
Provision for income taxes	3,119	2,298	6,457	3,572

Net income	$9,228	$2,422	$22,975	$5,666

MEDALLION BANK

BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands)	December 31, 2019	December 31, 2018
Assets
Cash and federal funds sold	$50,237	$33,995
Investment securities, available-for-sale	48,998	45,324
Loans, inclusive of net deferred loan acquisition costs	1,079,553	938,222
Allowance for loan losses	(56,443)	(60,137)

Loans, net	1,023,110	878,085
Loan collateral in process of foreclosure	30,639	28,723
Fixed assets and right-of-use assets, net	3,852	513
Deferred tax assets	10,506	11,648
Accrued interest receivable and other assets	28,417	24,224

Total assets	$1,195,759	$1,022,512

Liabilities and Shareholders’ Equity
Funds borrowed	$951,651	$848,040
Accrued interest payable	2,096	1,730
Income taxes payable	2,144	—
Other liabilities	9,308	5,476
Due to affiliates	1,041	271

Total liabilities	966,240	855,517

Total shareholders’ equity	229,519	166,995

Total liabilities and shareholder’ equity	$1,195,759	$1,022,512

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